EXHIBIT 10.1



                              SEPARATION AGREEMENT


         This SEPARATION AGREEMENT (this "Agreement") is made and entered into by and between Michael Sorell (the "Executive") and Neurologix, Inc., a Delaware corporation (the "Company"), as of July 17, 2006.

         WHEREAS, the Executive has been employed by the Company pursuant to an Employment Agreement dated as of September 21, 2004 (the "Employment Agreement");

         WHEREAS, the Employment Agreement provides for certain payments to the Executive upon the termination of his employment:

         WHEREAS, the Executive desires to resign as Chief Executive Officer of the Company effective July 17, 2006 and to resign his employment effective July 31, 2006;

         WHEREAS, the Company and the Executive believe it is in the best interest of the Company to enter into this Agreement and provide for an orderly transition of the Executive from the Company and the post termination covenants provided herein, in exchange for the enhanced benefits to the Executive set forth herein.

         NOW, THEREFORE, the Company and the Executive hereby agree as follows:

         1. Resignation. The Executive shall cease to serve as the Company's Chief Executive Officer effective as of July 17, 2006. The Executive's employment with the Company shall terminate effective as of July 31, 2006 (the "Termination Date").

         2. Board of Directors. The Executive shall continue to serve on the Company's Board of Directors and the Executive shall not receive any additional consideration from the Company for such service.

         3. Payments and Benefits.

                  (a) Compensation. The Company shall continue to pay Executive his current base salary until the Termination Date.

                  (b) Accrued Compensation. Within ten (10) days following the Termination Date, the Company shall pay to the Executive all accrued but unpaid salary and the cash equivalent of any accrued, but unused vacation, and shall reimburse the Executive for any outstanding business expenses for which he is entitled to be reimbursed.

                  (c) Severance Payment. The Company shall pay to the Executive an aggregate severance payment of one hundred and eighty five thousand dollars ($185,000) (the "Severance Amount"). Such Severance Amount shall be payable in equal installments in accordance with the Company's regular payroll practices for the duration of the Severance Period (as defined below).

                  (d) Benefits. The Company shall provide the Executive with any accrued employee benefits as of the Termination Date, subject to the terms of the applicable employee benefit plans. In addition, through September 30, 2007 (such period, the "Severance Period"), the Company shall continue to provide the Executive and his eligible dependents with medical benefits no less favorable than the medical benefits provided to the Executive and his eligible dependents immediately prior to the Termination Date.

                  (e) No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided herein be reduced by any compensation earned by the Executive subsequent to the Termination Date.

         4. Stock Options. All outstanding stock options held by the Executive as of the Termination Date shall become vested and exercisable on the Termination Date and shall terminate upon the later of (a) the fifteenth day of the third month following the date that the Executive ceases to be a member of the Company's Board of Directors or (b) December 31 of the calendar year which includes the date that the Executive ceases to be a member of the Company's Board of Directors (but in no extent later than the expiration of their original term). The Executive shall consult in advance with the Company regarding the sale of shares of the Company's common stock underlying such options. In addition, the Company shall use its reasonable best efforts to ensure that the Company files a Form S-8 covering the Company's common stock underlying such options.

         5. Nondisparagement. The Executive shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the morale of, the Company or any of its affiliates or any of their respective present, former or future directors, officers, executives, and/or employees. The Executive further agrees not to make any negative statements, written or oral, relating to Executive's employment or the termination of his employment, or any aspect of the business of the Company or any of its affiliates. In addition, the Company shall not issue a public statement disparaging the Executive and agrees to use reasonable efforts to prevent any of it officers, directors and/or employees from disparaging the Executive. Nothing contained in the foregoing shall be deemed to prohibit or restrict truthful testimony or statements in any legal or administrative proceeding, action, investigation or inquiry regarding the Company or the Executive's employment.

         6. Confidentiality. The Executive shall hold in a fiduciary capacity consistent with the Company's code of ethics for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates that he has obtained during his employment by the Company or any of its affiliates that is not public knowledge (other than as a result of the Executive's violation of this Section 6) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time, except with the prior written consent of the Company or as otherwise required by law or legal process.

         7. Release. On or about the Termination Date, each of the Company and the Executive shall execute the General Release and Waiver set forth in Exhibit A hereto (the "Release").

         8. Entire Agreement; Other Benefits. This Agreement contains the entire agreement of the parties, relating to the Executive's employment by Company and termination of employment and all other matters arising between Company and the Executive prior to the date and time of execution hereof, and supersedes all prior discussions, agreements, contracts and understandings between the parties, including the Employment Agreement, other than Section 7 of the Employment Agreement which shall survive.

         9. Return of Property and Company Information. Unless the Company gives the Executive express permission to retain certain Company Information for so long as the Executive continues to serve on the Company's Board of Directors, the Executive agrees to return to Company, within five calendar (5) days of the Executive's Termination Date, all Company Information, including, but not limited to, documents and memoranda, and all other property belonging to the Company which is in the Executive's possession or control. The term Company Information as used in this Agreement means except as set forth above:
(a) Confidential Information including, without limitation, information received from third parties under confidential conditions; and (b) other technical business or financial information which the Company regards as confidential and the use or disclosure of which might reasonably be considered to be contrary to the interests of the Company. The Executive further agrees that in the course of his employment with the Company, the Executive has acquired Company Information as defined above. The Executive understands and agrees that such Company Information has been disclosed to the Executive in confidence and for Company use only. The Executive understands and agrees that he (i) will not disclose confidential information to anyone in the Company not authorized to have access to it; (ii) will not disclose or communicate Company Information to any person outside the Company, except to the extent disclosure is or may be required by a statue, by a court of law, by any governmental authority having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information; and (iii) will not make use of Company Information on the Executive's own behalf, or on behalf of any third party. The Executive's obligation in this Section 9 shall survive the termination of this Agreement.

         10. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement may not be assigned by the Company other than to the successor to all or substantially all of its assets or business in a merger, sale, consolidation or similar corporate transaction.

         11. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware or federal law, where applicable. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

         13. Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:


                        If to the Executive:

                        Michael Sorell, MD
                        245 Woodbury Road
                        Washington, CT 06793
                        Tel: 860-868-7767

                        With a copy to:

                        Gary L. Schoenbrun, Esq.
                        Dickstein Shapiro, LLP
                        1177 Avenue of the Americas
                        New York, NY 10036
                        Tel: 212-277-6586

                        If to the Company:

                        Neurologix, Inc.
                        One Bridge Plaza
                        Fort Lee, NJ  07024
                        Attn:  Chief Financial Officer
                        Tel:   201-592-6451

                        With a copy to:

                        Stephen M Banker, Esq.
                        Skadden Arps Slate Meagher & Flom LLP
                        4 Times Square
                        New York, NY  10036
                        Tel:  212-735-2760

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

         14. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation. Each of the Executive and the Company shall bear their respective tax liabilities, if any, resulting from this Agreement. The Executive acknowledges that the Company has made no representations about the tax consequences of any amount received by him pursuant to the terms of this Agreement.

         15. Remedies. The Executive acknowledges and agrees that it would be difficult to measure any damages caused to the Company which might result from any breach of the provisions of this Agreement or Section 7 of the Employment Agreement, and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Executive acknowledges and agrees that if he breaches or threatens to breach, any portion of this Agreement or Section 7 of the Employment Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the necessity of posting any bond or other security.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.


                                          /s/ Michael Sorell, MD
                                          ----------------------
                                          Michael Sorell, MD


                                          NEUROLOGIX, INC.


                                          By: /s/ Marc L. Panoff
                                              ----------------------
                                              Name:   Marc L. Panoff
                                              Title:  Chief Financial Officer